To:	2015 LTG Recipient	Date:	March 16, 2015
From:	T. Linebarger
Subject:	2015 Long Term Grant

I am pleased to inform you that you have been awarded a 2015 Long Term Grant. A select group of key employees receive these grants.

The following objectives are used for our Long Term Grant program:

•	Linking compensation to the achievement of our financial and strategic performance objectives;

•
Establishing an easily understood performance measure that is tied to our financial and strategic objectives, which leaders can influence through their own actions and the performance of their organization or team;

•	Encouraging employees to act like owners of the company, aligning their interests with those of our shareholders; and

•	Considering individual performance in determining compensation, both what they do and how they do it.

Elements of Your 2015 Long Term Grant

Your Long Term Grant is designed to meet the objectives stated above and is allocated across cash and stock-based elements. Your grant is made up of three elements:
Performance Cash    34%
Performance Shares    33%
Stock Options        33%

The grant is designed to link the interests of our employees with those of our shareholders by having a larger portion of the total annual award comprised of company equity. Attachments I - III outline the details of your 2015 Long Term Grant and provide the Cummins ROE Payout Factor Table.

Performance Cash and Shares are subject to the Return on Equity (ROE) Payout Factor Table in Attachment III. The payout factor ranges from 0.0 to 2.0 and is measured on ROE over the three year (2015 - 2017) performance period.

We believe that our Return on Equity measure provides an incentive for profitable growth given the nature of the calculation, and that ROE correlates well with Total Shareholder Value.

The Stock Option portion of your grant is intended to link your compensation to long-term stock price growth. The stock options included with your 2015 grant will vest after three years and expire ten years after the grant date. The grant price for your options will be the closing price of Cummins stock on April 2, 2015 (the “grant date”).

After April 20, you will need to log onto the Morgan Stanley website, Stock Plan Connect (SPC), (www.stockplanconnect.com, formerly www.benefitaccess.com) to review and accept the terms of your performance awards and stock options. You will not be able to transact your stock until you complete this online acceptance process.

Performance Period. Your grant will follow a three-year performance period. The three-year performance period is designed to align the performance of our senior leaders with the time it takes for strategic initiatives to demonstrate performance.

Should you have any follow up questions regarding your grant, please discuss with your manager.

Thank you for your efforts and hard work over the past year. I look forward to working together and making 2015 successful.

/s/ N. THOMAS LINEBARGER
N. Thomas Linebarger
Chairman and Chief Executive Officer

Attachments

Attachment I

Your 2015 Long Term Grant

The following table provides the details of your 2015 Long Term Grant. Attachment II explains how your Long Term Grant works.

Proposed Total Annual Grant Value*	See Original Grant Letter
Performance Cash Target Award	Posted on SPC
Performance Share Target Award	Posted on SPC
Stock Options (Grant Date: April 2, 2015)	Posted on SPC

* The “Annual Grant Value” reflects a method used to compare Long Term Grants to market data and to calibrate grant levels. This method involves discounting the Target Award values over the award period to determine a target present value. The actual values you will receive will depend on the following: (1) Cummins ROE performance over the three-year performance period will determine your actual Performance Cash payout and the actual number of Performance Shares you will earn; and (2) Cummins stock price will drive the actual value of your Performance Shares and Stock Options.

By electronically signing and accepting your award, you agree to all of the terms and conditions described herein and in the 2012 Omnibus Incentive Plan. You also acknowledge having read this document and the 2012 Omnibus Incentive Plan.

Attachment II

2015 - 2017 Long Term Grants

Performance Cash

•	Target Awards are expressed as dollar amounts

•	The Payout Factor Table is based on the Company’s ROE performance during 2015 - 2017

•	Payout Factors range from 0.0 to 2.0

•	Performance Cash Payout = (Target Award) x (Payout Factor for the 2015 - 2017 Award Cycle)

•	Actual payout would be payable in cash in March 2018

•	The Compensation Committee will determine the actual Payout Factor, using the Payout Factor Table as the guideline

•	Performance Periods are rolling three-year periods

Performance Shares

•	Target Awards are expressed as a number of shares of Cummins Common Stock

•	Performance Shares and Performance Cash use the same Payout Factor Table based on the Company’s ROE performance during 2015 - 2017

•	Payout Factors range from 0.0 to 2.0

•	Earned shares = (Target Award) x (Payout Factor for the 2015 - 2017 Award Cycle)

•	Actual shares earned will be payable in March 2018

•	As with Performance Cash, the Compensation Committee will determine the final Payout Factor, using the Payout Factor Table as the guideline.

•	Performance Periods are rolling three-year periods

Stock Options

•	Stock Options are the right to purchase a specific number of shares of the Company’s Common Stock at a set price (the “Grant Price”) for a specified period of time

•	The Grant Price is the closing price of Cummins stock on the Grant Date

•	Stock Options may not be exercised for three years after the Grant Date

•	Stock Options will expire ten years after the Grant Date, if not exercised

Attachment II (continued)

Termination Details - Performance Cash and Shares

•	Performance Cash and Performance Shares will be forfeited in the case of termination if not employed on the date of payout

•	In the case of death, disability or qualified retirement, Performance Cash and Performance Shares will be prorated based on months of active service in the performance period

•	If death or disability occurs in year 1 of the performance period, the payout is based on a 1.0 target value (payable at the next payroll cycle)

•
If death or disability occurs in year 2, the payout factor is calculated by using the actual year one ROE and the 1.0 target ROE for year’s two and three. If death or disability occurs in year 3 of the performance period, the payout is made on the normal payout cycle according to the actual payout factor

•
Retirement of a participant in accordance with the terms of a Company retirement plan will result in Performance Cash and Performance Shares being prorated based on the months of active service, payable on normal payout schedule based on actual payout factor

Termination Details - Stock Options

•	Stock options vest immediately upon death, disability and at qualified retirement

•	Stock options are forfeited in the case of voluntary or involuntary termination prior to vesting

Attachment III

2015 - 2017 Long Term Grant Payout Factor Table

Payout	2015/2017 ROE	2014/2016 ROE	2013/2015 ROE	2012/2014 ROE
0.1	**12.31%**	**11.81%**	**12.21%**	**13.67%**
0.2	13.22%	12.68%	13.11%	14.68%
0.3	14.13%	13.56%	14.02%	15.69%
0.4	15.05%	14.43%	14.92%	16.71%
0.5	15.96%	15.31%	15.83%	17.72%
0.6	16.87%	16.18%	16.73%	18.73%
0.7	17.78%	17.06%	17.64%	19.74%
0.8	18.69%	17.93%	18.54%	20.76%
0.9	19.60%	18.81%	19.45%	21.77%
1.0	**20.52%**	**19.68%**	**20.35%**	**22.78%**
1.1	20.93%	20.07%	20.76%	23.24%
1.2	21.34%	20.47%	21.16%	23.69%
1.3	21.75%	20.86%	21.57%	24.15%
1.4	22.16%	21.25%	21.98%	24.60%
1.5	22.57%	21.65%	22.39%	25.06%
1.6	22.98%	22.04%	22.79%	25.51%
1.7	23.39%	22.44%	23.20%	25.97%
1.8	23.80%	22.83%	23.61%	26.42%
1.9	24.21%	23.22%	24.01%	26.88%
2.0	**24.62%**	**23.62%**	**24.42%**	**27.34%**